Exhibit 99.1

TEDA TRAVEL GROUP TO ACQUIRE 55% OF GUANGDONG TIANMA INTERNATIONAL TRAVEL COMPANY

HONG KONG, XXX/Xinhua-PRNewswire/June 1, 2006 -- TEDA Travel Group Inc. (OTCBB: TTVL) announced today that it has entered into an agreement to acquire from Mr. Youwei Zheng a majority interest of Guangdong Tianma International Travel Co., Ltd., a travel agency headquartered in the Guangdong province of the Peoples’ Republic of China (PRC). The acquisition is expected to close in early June 2006.

Tianma was originally established in 1985 under the Guangdong Travel Bureau, and reorganized as a limited liability company in 2000. Tianma’s revenue in 2005 exceeded US$4.8 million. Tianma expects its revenues to grow materially following the grant of the International Travel Agency Business License to Tianma in April 2005 by the PRC’s State Travel Bureau. Only holders of this license are allowed by the PRC government to operate outbound travel services.

According to the PRC’s State Statistical Bureau, the 2008 Olympic Games to be held in Beijing will add 0.3 percent to gross domestic product every year from now until 2008. By 2008, the State Statistical Bureau estimates that China may become one of the world’s top tourist destinations, with more than 180 million arrivals and a target income from tourism of approximately $400 billion, or 8 percent of total gross domestic product. With the International Travel Agency Business License, in addition to the traditional inbound travel services and traveling within China, Tianma believes it is poised to provide outbound travel services which are widely perceived to have much greater potential and offer better returns.

Mr Godfrey Hui, CEO of the Company, commented, “During the last three years, the private outbound market of China has shown robust growth trends due to more tourism destinations opening to Chinese residents and the country’s rapid economic development. In addition, an increasing number of outbound travelers can be expected with the growth of disposable incomes. Out of the over 10,000 travel agencies in the mainland, less than 400 of them are being granted the International Travel Agency Business License. Coupling the Company’s overseas business connections with the acquisition of Tianma, we intend to line up a number of overseas travel agencies for Tianma to take full advantage of this outbound tour opportunity, thereby capturing an increasingly lucrative market with high growth prospects. We believe that the Company is now well positioned to link and build up travel agency network in mainland China. This is part of our overall strategy to further service the needs of our customers, and goes hand in hand with building a nationwide hotel management network. This acquisition will significantly increase the turnover of the Company and contribute to our bottom line profit.”

In connection with the recent sale of the Company’s minority interests in a Tianjin Teda Yide Industrial Company Limited, its former sino-foreign joint venture, and the resignation of a director, the Company announced that three hotel management contracts were being terminated by the respective hotel owners who are related to the joint venture and the former director.

The Company has also entered into management contracts with two 5-star hotels in Hunan province of China:_Hunan Liuyang Qiaoya Landmark Hotel and Hunan Shouyue Hengshan Hotel. The Company is also negotiating similar contracts with three 4-star hotels located in Beijing, Guangzhou and Tianjin respectively.

About TEDA Travel Group Inc.:

TEDA Travel, in the process of changing its name to reflect its new vision, is a property management company providing services to hotels and resorts throughout China. The Company’s vision is to provide quality service and support to the hotels it manages in a way that enables them to increase their profitability. Looking ahead, the Company intends to build an Internet platform to provide a one-stop travel service to satisfy the needs of its customers, which include hotel owners and travelers. The Company intends to further invest and develop businesses that would help build this network.

Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which Teda Travel Group Inc. has little or no control.

Contact Information:
Daley Mok
(852) 2833 2186